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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

                                       FORM 15

               Certification and Notice of Termination of Registration
                    under Section 12(g) of the Securities Exchange
                  Act of 1934 or Suspension of Duty to File Reports
                Under Sections 13 and 15(d) of the Securities Exchange
                                     Act of 1934

                    Commission File Number               333-47579
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                               NATCOM Bancshares, Inc.
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                (Exact name of registrant as specified in its charter)

      1127 Tower Avenue, Superior, Wisconsin  54880          (715) 394-5531
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            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $0.01 par value per share
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               (Title of each class of securities covered by this Form)

                                         None
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               (Titles of all other classes of securities for which a
             duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]              Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]              Rule 15d-6            [X]
          Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date:

                            Two Hundred Ninety-Seven (297)
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     Pursuant to the requirements of the Securities Exchange Act of 1934, NATCOM
Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   NATCOM Bancshares, Inc.
Date:  January 4, 1999
                                   By: /s/ Daniel N. Wallin
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                                       Daniel N. Wallin, President and
                                       Chief Executive Officer